UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 of 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2005

palmOne, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-29597	94-3150688
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

400 N. McCarthy Blvd., Milpitas, California	95035
(Address of principal executive offices)	(Zip Code)

(408) 503-7000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On January 24, 2005, palmOne, Inc. (“palmOne or the “Company”) entered into a separation agreement (the “Agreement”) with R. Todd Bradley, its Chief Executive Officer. Pursuant to the Agreement, Mr. Bradley will remain with palmOne as the Chief Executive Officer through February 25, 2005 and as an employee advisor through June 3, 2005, will receive salary and bonuses of between approximately $2.4 million and approximately $2.8 million and has agreed to non-competition and non-solicitation provisions. In addition, as of June 3, 2005, all of Mr. Bradley’s unvested shares of palmOne restricted stock and a portion of his unvested options to purchase shares of palmOne common stock will have their vesting accelerate. The Company anticipates that the Agreement will result in an unforecasted charge to earnings of approximately $3.2 million in the Company’s fiscal quarter ending February 25, 2005.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Pursuant to the Agreement, Mr. Bradley will resign as the Chief Executive Officer and a director of palmOne effective on February 25, 2005, the end of palmOne’s current fiscal quarter. After the end of the fiscal quarter, he will remain an employee of palmOne and serve in an advisory capacity until the end of palmOne’s fiscal year on June 3, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PALMONE, INC.

Date: January 27, 2005	/s/ Andrew J. Brown
Andrew J. Brown
Senior Vice President and Chief Financial Officer